Exhibit 5.1

April 10, 2015

The Valspar Corporation

1101 South 3rd Street

Minneapolis, Minnesota 55415

RE:        Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of The Valspar Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) relating to registration of 7,000,000 shares of Common Stock, $.50 par value, issued or to be issued by the Company (the “Shares”), pursuant to the terms of the Company’s 2015 Omnibus Equity Plan (the “Plan”). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

1.         The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

2.         The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied.

This opinion speaks only as of the date hereof and is intended solely for use in connection with the issuance of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Maslon LLP

Maslon LLP